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                                                                      EXHIBIT 15


Ford Motor Credit Company
The American Road
Dearborn, Michigan 48126

Re:  Ford Motor Credit Company Registration Statement Nos. 333-91953, 333-92595,
   333-45015, 333-50090 and 333-75234 on Form S-3.

We are aware that our report dated July 16, 2002 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the period ended June 30, 2002 and 2001 included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the period ended June 30, 2002 will be incorporated by reference in the Registration Statements on Form S-3 referred to above. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Section 7 and 11 of the Act.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan August 12, 2002



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